Exhibit 99.1

NEWS RELEASE

SILICON LABORATORIES REACHES AGREEMENT WITH NXP TO SELL
AERO™ PRODUCT LINES FOR $285 MILLION

— Company Focuses Future Investment and Innovation on Higher Margin Mixed-
Signal Business —

AUSTIN, Texas — February 8, 2007 — Silicon Laboratories Inc. (Nasdaq: SLAB), a leader in high-performance, analog-intensive, mixed-signal integrated circuits (ICs), today announced a definitive agreement with NXP, formerly Philips Semiconductor. NXP will purchase the Aero transceiver, AeroFONE™ single-chip phone and power amplifier product lines, for $285 million in cash, with additional earn-out potential of up to an aggregate of $65 million over the next three years.

“This transaction transfers a one of a kind business in the mobile handset market to NXP, a company with the necessary scale and resources to effectively compete long-term,” stated Necip Sayiner, president and chief executive officer of Silicon Labs. “By placing the business in the hands of those best able to capitalize on it, our stockholders are realizing a premium for the RF technology leadership we have created. Strategically, this will enable us to focus on the most profitable and highest growth segment of our business, our core mixed-signal products. With this transaction, Silicon Labs is transformed into a focused mixed-signal semiconductor company with major product initiatives in Broadcast, VoIP, Wireline and Microcontroller applications. These businesses enjoy higher margins, exciting growth potential and more sustainable competitive advantages for the company. We believe this transaction will allow us to achieve our target operating model more quickly and provide a platform for acquisitions that are aligned with our core mixed-signal strategy.”

“Silicon Labs has established leadership in RF CMOS technology and was the first-to-market with an innovative, truly single-chip phone,” stated Frans van Houten, president and chief executive officer of NXP. “I am very pleased to bring on board Silicon Labs’ highly competent engineering team and its excellent RF and cellular technologies. This innovative technology, combined with NXP’s strengths in system solutions for 2G and 3G phones, will allow NXP to further strengthen our position in global mobile communications.”

The Transaction

Each company’s board of directors has approved the definitive agreement. The transaction, which is subject to regulatory review and other customary conditions, is expected to close by the end of the first quarter of 2007. Morgan Stanley served as financial advisor and provided a fairness opinion to Silicon Laboratories.

NXP plans to issue a separate press release which may be found in the Investor Relations section of their website at www.nxp.com.

Webcast and Conference Call Today

Silicon Laboratories will host a conference call discussing the transaction at 7:30 a.m. Central Time today. An audio webcast will be available simultaneously on Silicon Laboratories’ website under Investor Relations (www.silabs.com). A replay will be available after the call at the same website listed above or by calling 866-452-2113 or +1-203-369-1217 (international). Replays will be available through February 22, 2007.

About Silicon Laboratories Inc.

Silicon Laboratories Inc. is a leading designer of high-performance, analog-intensive, mixed-signal integrated circuits (ICs) for a broad range of applications. Silicon Laboratories’ diverse portfolio of highly-integrated, patented solutions is developed by a world-class engineering team with decades of cumulative expertise in cutting-edge mixed-signal design. The company has design, engineering, marketing, sales and applications offices throughout North America, Europe and Asia. For more information about Silicon Laboratories, please visit www.silabs.com.

About NXP

NXP is a top 10 semiconductor company founded by Philips more than 50 years ago. Headquartered in Europe, the company has 38,000 employees working in 26 countries across the world. NXP creates semiconductors, system solutions and software that deliver better sensory experiences in mobile phones, personal media players, TVs, set-top boxes, identification applications, cars and a wide range of other electronic devices. News from NXP is located at www.nxp.com.

Forward Looking Statement

This press release contains forward-looking statements based on Silicon Laboratories’ current expectations. The words “believe,” “estimate,” “expect,” “intend,” “anticipate,” “plan,” “project,” “will” and similar phrases as they relate to Silicon Laboratories are intended to identify such forward-looking statements. These forward-looking statements reflect the current views and assumptions of Silicon Laboratories and are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. Among the factors that could cause actual results to differ materially from those in the forward-looking statements are the following: risks that the closing may be delayed or may not occur, including risks relating to satisfaction of the closing conditions; risks related to retention of employees and customer and supplier relationships; risks related to regulatory approval of the transaction; the potential for unexpected liabilities related to the disposition of the business; risks that Silicon Laboratories may not be able to maintain its historical growth; average selling prices of products may decrease significantly and rapidly, dependence on a limited number of products and customers; difficulties developing new products that achieve market acceptance; risks that Silicon Laboratories may not be able to manage strains associated with this divestiture and/or any future growth or acquisitions; dependence on key personnel; and other factors that are detailed in Silicon Laboratories’ filings with the SEC. Silicon Laboratories disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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Note to editors: Silicon Laboratories, Aero, AeroFONE and the Silicon Laboratories logo are trademarks of Silicon Laboratories Inc. All other product names noted herein may be trademarks of their respective holders.

INVESTOR CONTACT: Silicon Laboratories Inc., Kellie Nugent, (972) 239-5119 x125, knugent@sheltongroup.com

MEDIA CONTACT: Silicon Laboratories, Inc., Kirstan Ryan, (512) 416-8500, kirstan.ryan@silabs.com

NXP Semiconductors: Heather Drake, +31 40 27 65949, heather.drake@nxp.com